                                                                    Exhibit 23.7




December 17, 2002

Board of Directors
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, OH  44122


Re:   Amendment No. 1 to Registration Statement on Form S-4 of
      Developers Diversified Realty Corporation (File No. 333-100889)

Gentlemen:


Reference is made to our opinion letter, dated October 4, 2002, with respect to the fairness from a financial point of view to Developers Diversified Realty Corporation (the "Company") of the exchange ratio of 0.518 of a Common Share, without par value, of the Company to be issued in respect of each share of Common Stock, par value $0.01 per share, of JDN Realty Corporation ("JDN") pursuant to the Agreement and Plan of Merger, dated as of October 4, 2002, among the Company, DDR Transitory Sub, Inc., a wholly owned subsidiary of the Company, and JDN.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary - Opinion of DDR's Financial Advisor, Goldman, Sachs & Co.," "Risk Factors - The fairness opinions obtained by DDR and JDN will not reflect changes in the relative value of the companies since the merger was signed," "The Merger - Background of the Merger," "The Merger - DDR's Reasons for the Merger; Recommendation of the DDR Board," and "The Merger - Opinion of DDR's Financial Advisor, Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ GOLDMAN, SACHS & CO.
---------------------------
(GOLDMAN, SACHS & CO.)